Exhibit 99.1

Rogers Corporation Reports Second Quarter 2016 Results

  Second quarter net sales of $157.5 million, down 3.4%; substantially all of the decline is due to the December 2015 divestiture of certain non-core assets
  Second quarter gross margin of 38.2%, up 100 basis points
  Second quarter operating margin of 11.9%, down 70 basis points; adjusted operating margin of 13.5%, down 110 basis points

ROGERS, Conn.--(BUSINESS WIRE)--August 8, 2016--Rogers Corporation (NYSE:ROG) today announced financial results for the 2016 second quarter.

The Company reported 2016 second quarter net sales of $157.5 million, within the Company’s previously announced guidance range. In the 2015 second quarter, net sales were $163.1 million, which included $4.9 million of net sales related to the polyimide and thermoset laminate business, which the Company sold in December 2015. Net sales were unfavorably impacted by $0.3 million as a result of currency fluctuations, primarily related to the Euro and Renminbi.

2016 second quarter earnings were $0.29 per diluted share, which fell below the Company’s previously announced guidance range due primarily to a discrete tax related expense of $0.49 per diluted share (related to taxes associated with the Company’s repatriation of foreign earnings from prior years). Adjusted earnings per diluted share were $0.88, in line with the Company’s previously announced guidance. The 2015 second quarter earnings were $0.71 per diluted share ($0.77 adjusted earnings per diluted share). The 2016 second quarter net income was $5.4 million and adjusted EBITDA was $29.0 million compared to net income of $13.6 million and adjusted EBITDA of $29.5 million for the 2015 second quarter.

The Company’s gross margin was 38.2% in the 2016 second quarter compared to 37.2% for the 2015 second quarter resulting from operational excellence and cost improvement initiatives. Operating margin was 11.9% (13.5% adjusted operating margin) for the 2016 second quarter compared to 12.6% (14.6% adjusted operating margin) for the 2015 second quarter.

Bruce D. Hoechner, President and CEO stated, “Rogers’ Q2 net sales and adjusted earnings results were within our previously announced Q2 guidance range. Our discipline around cost management and commitment to continuous operational improvements contributed to a gross margin of 38.2%, an increase of 100 basis points over Q2 2015. We believe our actions, such as repatriating foreign earnings and investments in key market analyses, position us well to fulfill our strategic goals. While we are cautious in the near-term and expect market uncertainty to continue into Q3, our strategic investments will drive greater agility and flexibility to address fluctuations in market dynamics.”

Business Segment Discussion

Advanced Connectivity Solutions (ACS)

Advanced Connectivity Solutions reported record second quarter net sales of $67.2 million, a 1.2% increase compared to the 2015 second quarter net sales of $66.4 million. Fluctuations in currency exchange rates unfavorably impacted net sales in the second quarter by $0.4 million or 0.6% as compared with the 2015 second quarter. The 2016 second quarter results were favorably impacted by growth in sales of high frequency circuit materials used in automotive safety applications and 4G/LTE wireless telecom applications, which more than offset lower demand in satellite TV dish applications.

Elastomeric Material Solutions (EMS)

Elastomeric Material Solutions reported net sales of $45.8 million for the 2016 second quarter, a 2.7% decline compared to 2015 second quarter net sales of $47.0 million. Fluctuations in currency exchange rates unfavorably impacted net sales in the second quarter by $0.6 million or 1.2% as compared with the 2015 second quarter. The 2016 second quarter results were unfavorably impacted by lower demand in general industrial applications (primarily in North America), mass transit and consumer applications. These unfavorable impacts were partially offset by growth in automotive and portable electronics applications.

Power Electronics Solutions (PES)

Power Electronics Solutions reported net sales of $38.4 million for the 2016 second quarter, a 0.5% decrease compared to 2015 second quarter net sales of $38.5 million. Fluctuations in currency exchange rates favorably impacted net sales in the second quarter by $0.8 million or 2.1% as compared to the 2015 second quarter. The 2016 second quarter results were unfavorably impacted by weaker demand in mass transit, which more than offset increased demand in energy efficient motor drives (variable frequency drives), certain renewable energy and vehicle electrification applications.

Other

The Other segment reported net sales of $6.1 million for the 2016 second quarter, a decrease of 44.9% compared to 2015 second quarter net sales of $11.1 million, which included $4.9 million of net sales related to the polyimide and thermoset epoxy laminate product business, which the Company sold in the 2015 fourth quarter. Net sales were also unfavorably impacted by $0.1 million, or 1.9%, due to fluctuations in currency exchange rates as compared with the 2015 second quarter.

Operational Highlights

Rogers ended the 2016 second quarter with cash and cash equivalents of $247.4 million, an increase of $42.8 million, or 20.9%, from $204.6 million at December 31, 2015. Net cash provided by operating activities was $51.3 million for the first half of 2016 compared to the $22.4 million for the first half of 2015. Capital expenditures were $5.2 million for the 2016 second quarter and $10.0 million year-to-date. The Company repurchased 31,674 shares at an aggregate cost of $2.0 million during the 2016 second quarter. Under its current share repurchase program of up to $100.0 million of shares initiated in the 2015 third quarter, the Company has repurchased 797,214 shares at an aggregate cost of $44.0 million.

The Company’s 2016 second quarter tax rate was 71.0%, which was unfavorably impacted by withholding taxes and a non-cash tax charge associated with the repatriation of prior years’ foreign earnings.

Outlook

Rogers projects its 2016 third quarter net sales to be between $150 to $160 million and earnings to be between $0.60 and $0.70 per diluted share and adjusted earnings are expected to be between $0.69 and $0.79 per diluted share.

For full year 2016, Rogers expects capital expenditures to be approximately $25 million and its effective tax rate to be approximately 42% (included in the rate is the repatriation of prior years’ foreign earnings, increasing the effective tax rate by approximately 10%).

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: volatility within the Internet Connectivity, Clean Energy, and Safety and Protection megatrends on which our business is focused, as well as specific market and industry trends within these megatrends; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent Annual Report on Form 10-K and any subsequent forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Additional Information and August 9, 2016 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2016 second quarter results will be held on Tuesday, August 9, 2016 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation can be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Janice E. Stipp, Vice President, Finance, CFO and Corporate Treasurer
Robert C. Daigle, Senior Vice President and CTO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:
1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), August 15, 2016. The passcode for the audio replay is 46676844.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net sales	$157,489	$163,098	$318,056	$328,149
Cost of sales	97,290	102,437	197,349	205,063
Gross margin	60,199	60,661	120,707	123,086
Selling, general and administrative expenses	34,369	33,026	64,229	69,173
Research and development expenses	7,074	7,053	13,622	13,161
Operating income	18,756	20,582	42,856	40,752

Equity income in unconsolidated joint ventures	708	392	1,321	1,311
Other income (expense), net	191	(517)	(356)	(646)
Interest expense, net	(1,115)	(1,304)	(2,236)	(2,310)
Income before income tax expense	18,540	19,153	41,585	39,107

Income tax expense	13,163	5,599	21,280	11,910
Net income	$5,377	$13,554	$20,305	$27,197

Basic net earnings per share:	$0.30	$0.73	$1.13	$1.47

Diluted net earnings per share:	$0.29	$0.71	$1.11	$1.43

Shares used in computing:
Basic	18,007	18,627	17,986	18,551
Diluted	18,253	19,056	18,234	19,003

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$247,397	$204,586
Accounts receivable, net	109,310	101,428
Inventories	88,257	91,824
Prepaid income taxes	4,171	5,058
Deferred income taxes	-	9,565
Asbestos related insurance receivables	8,245	8,245
Other current assets	10,718	7,959
Total current assets	468,098	428,665
Property, plant and equipment, net	174,808	178,661
Investments in unconsolidated joint ventures	16,653	15,348
Deferred income taxes	14,820	8,594
Goodwill	177,067	175,453
Other intangible assets	70,313	75,019
Asbestos related insurance receivables	45,114	45,114
Other long term assets	3,328	3,501
Total assets	$970,201	$930,355

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,751	$22,251
Accrued employee benefits and compensation	25,063	23,263
Accrued income taxes payable	5,438	3,599
Current portion of long term debt	3,653	2,966
Asbestos related liabilities	8,245	8,245
Other accrued liabilities	19,388	18,324
Total current liabilities	88,538	78,648

Long term lease obligation	5,510	5,549
Long term debt	171,730	173,557
Pension and post-retirement benefit obligations	14,808	14,808
Asbestos related liabilities	48,390	48,390
Non-current income tax	9,849	11,863
Deferred income taxes	14,982	9,455
Other long term liabilities	3,201	3,503

Shareholders’ equity
Capital stock	18,027	17,957
Additional paid in capital	114,974	112,017
Retained earnings	563,371	543,066
Accumulated other comprehensive loss	(83,179)	(88,458)
Total shareholders’ equity	613,193	584,582
Total liabilities and shareholders’ equity	$970,201	$930,355

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted EBITDA, which the company defines as net income excluding interest expense, net income tax expense, depreciation and amortization, and discrete items, such as restructuring expenses, certain costs associated with acquisitions, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted EBITDA, adjusted earnings per diluted share and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP to non-GAAP Earnings Per Diluted Share for the Second Quarter:

The following table includes adjustments to earnings per diluted share.

Earnings Per Diluted Share	Q2 2016	Q2 2015
GAAP earnings per diluted share	$0.29	$0.71

Tax expense related to repatriation of earnings from prior years	$0.49	-
Net favorable tax benefit	-	($0.06)
Acquisition integration costs (impact to SG&A)	-	$0.02
Total Discrete Items	$0.49	($0.04)
Earnings per diluted share adjusted for Discrete Items	$0.78	$0.67

Acquisition intangible amortization	$0.10	$0.10

Adjusted earnings per diluted share	$0.88	$0.77

Reconciliation of Net Income to Adjusted EBITDA for the Second Quarter:

The following table includes adjustments to net income.

(amounts in millions)	Q2 2016	% of Net Sales	Q2 2015	% of Net Sales
Net income	$5.4	3.4%	$13.6	8.3%

Interest	$1.1	0.7%	$1.3	0.8%
Income tax expense	$13.2	8.4%	$5.5	3.4%
Depreciation	$6.6	4.2%	$5.7	3.5%
Amortization	$2.7	1.7%	$2.8	1.7%
Acquisition integration costs (impact to SG&A)	-	-	$0.6	0.4%
Adjusted EBITDA	$29.0	18.4%	$29.5	18.1%

Reconciliation of GAAP to non-GAAP Operating Margin for the Second Quarter:

The following table includes adjustments to operating margin.

Operating Margin	Q2 2016	Q2 2015
GAAP operating margin	11.9%	12.6%

Acquisition integration costs	-	0.3%
Total Discrete Items	-	0.3%
Operating margin adjusted for Discrete Items	11.9%	12.9%

Acquisition intangible amortization	1.6%	1.7%

Adjusted operating margin	13.5%	14.6%

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the 2016 Second Quarter:

The following table includes adjustments to earnings per diluted share.

Guidance Q2 2016
GAAP earnings per diluted share	$0.72 - $0.82

Acquisition intangible amortization	$0.09
Adjusted earnings per diluted share	$0.81 - $0.91

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the 2016 Third Quarter:

The following table includes adjustments to the Company’s guidance for earnings per diluted share in the 2016 third quarter.

Guidance Q3 2016
GAAP earnings per diluted share	$0.60 - $0.70

Acquisition intangible amortization	$0.09
Adjusted earnings per diluted share	$0.69 - $0.79

Reconciliation of GAAP to non-GAAP Earnings Per Share for the 2015 Third Quarter:

The following table includes adjustments to earnings per diluted share.

Actual Q3 2015
Net earnings per diluted share	$0.67

Restructuring severance charges	$0.02
Tax items	$0.10
Total Discrete Items	$0.12
Acquisition intangibles amortization	$0.10
Adjusted earnings per diluted share	$0.89

CONTACT:
Rogers Corporation
Financial News Contact:
Janice E. Stipp, 860-779-4033
Vice President, Finance, Chief Financial Officer and Corporate Treasurer
FAX: 860-779-5509
or
Investor Contact:
William J. Tryon, 860-779-4037
Director, Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com